Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF HYPERION DEFI, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Hyperion DeFi, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.	The name of the corporation is Hyperion DeFi, Inc. (the “Corporation”).

2.	The Corporation’s Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) was filed on January 29, 2018, and thereafter, Certificates of Amendment were filed on June 12, 2018, June 12, 2024, January 31, 2025 and June 27, 2025 with the Secretary of State of the State of Delaware.

3.	Section 4.1 of Article IV of the Certificate of Incorporation is hereby amended by deleting such Section 4.1 in its entirety and replacing it with the following:

“Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 660,000,000 shares, consisting of 600,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 60,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).”

4.	This Certificate of Amendment of the Certificate of Incorporation, as amended, has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

5.	This Certificate of Amendment shall be effective on August 20, 2025 at 8:00 a.m., Eastern Time.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer this 19th day of August, 2025.

HYPERION DEFI, INC.

By:	/s/ Michael Rowe
Name: Michael Rowe
Title: Chief Executive Officer